Exhibit 99.2

FIRST DEFIANCE FINANCIAL CORP.

UST #108

CERTIFICATION PURSUANT TO SECTION 111(b)(4) OF THE

EMERGENCY ECONOMIC STABILIZATION ACT OF 2008 AND 31 C.F.R. §30.15

[PRINCIPAL FINANCIAL OFFICER]

“I, Donald P. Hileman, Executive Vice President and Chief Financial Officer of First Defiance Financial Corp. (“FDEF”), certify, based on my knowledge, that:

(i)	The compensation committee of FDEF has discussed, reviewed, and evaluated with senior risk officers, as defined in the regulations and guidance established under Section 111 of the Emergency Economic Stabilization Act of 2008 (as amended, “EESA”), two times during the part of the most recently completed fiscal year that was a TARP period, as defined in the regulations and guidance established under Section 111 of EESA (the “Applicable Period”), the senior executive officer (“SEO”) compensation plans and employee compensation plans, each as defined in the regulations and guidance established under Section 111 of EESA, and the risks these plans pose to FDEF;

(ii)	The compensation committee of FDEF has identified and limited during the Applicable Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of FDEF and has identified any features of the employee compensation plans that pose risks to FDEF and has limited those features to ensure that FDEF is not unnecessarily exposed to risks;

(iii)	The compensation committee of FDEF has reviewed, two times during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of FDEF to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of FDEF will certify to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;

(v)	The compensation committee of FDEF will provide a narrative description of how it limited during the Applicable Period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of FDEF;

(B)	Employee compensation plans that unnecessarily expose FDEF to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of FDEF to enhance the compensation of an employee;

(vi)	FDEF has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA, to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA, be subject to a recovery or “clawback” provision during the Applicable Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	FDEF has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Applicable Period;

(viii)	FDEF has limited bonus payments to its five most highly compensated employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the Applicable Period.

(ix)	FDEF and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the Applicable Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	FDEF will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the Applicable Period;

(xi)	FDEF will disclose the amount, nature, and justification for the offering, during any part of the Applicable Period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	FDEF will disclose whether FDEF, the board of directors of FDEF or the compensation committee of FDEF has engaged during the Applicable Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	FDEF has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the Applicable Period;

(xiv)	FDEF has substantially complied with all other requirements related to employee compensation that are provided in the agreement between FDEF and Treasury, including any amendments;

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(xv)	FDEF has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001).

Date: February 28, 2013	/s/ Donald P. Hileman
Donald P. Hileman
Executive Vice President and Chief Financial Officer

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